Exhibit 15.2

January 31, 2013

China Distance Education Holdings Limited (the “Company”)

18th Floor, Xueyuan International Tower

1 Zhichun Road, Haidian District

Beijing 100083, People’s Republic of China

Ladies and Gentlemen:

We have acted as legal advisors as to the laws of the People’s Republic of China to the Company in connection with the filing by the Company with the United States Securities and Exchange Commission of an annual report on Form 20-F for the fiscal year ended September 30, 2012 and any amendments thereto (the “Annual Report”).

We hereby consent to the use and reference to our name and our opinions and views in the Annual Report. We further consent to the filing of this letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng